UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 4, 2011

Sotera Defense Solutions, Inc.
 (Exact name of registrant as specified in its charter)

Delaware	001-34551	20-4477465
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1501 Farm Credit Drive, Suite 2300 McLean, Virginia	22102-5011
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 738-2840

Global Defense Technology & Systems, Inc.
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

 As previously disclosed in a Current Report on Form 8-K filed on March 3, 2011 by Sotera Defense Solutions, Inc., formerly known as Global Defense Technology & Systems, Inc. (the “Company”), on March 2, 2011 the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Sentinel Acquisition Corporation (the “Purchaser”) and Sentinel Acquisition Holdings Inc. (the “Parent”), pursuant to which the Purchaser commenced a cash tender offer (the “Offer”) for all of the outstanding shares of common stock of the Company, par value $0.01 per share (the “Common Stock” or the “Shares”), on the terms and subject to the conditions set forth in the Tender Offer Statement on Schedule TO filed with the Securities and Exchange Commission (the “Commission”) on March 7, 2011.

The Offer expired at 11:59 p.m., New York City time, on Friday, April 1, 2011. According to Wells Fargo Bank, N.A., the depositary for the Offer, 8,597,927 Shares were validly tendered and not properly withdrawn as of the expiration of the Offer. On April 4, 2011, the Purchaser accepted for payment all such Shares. Following such acceptance for payment, the Purchaser held approximately 93% of all outstanding Shares.

On April 4, 2011, pursuant to the terms of the Merger Agreement and in accordance with the “short-form” merger provisions contained in Section 253 of the Delaware General Corporation Law (the “DGCL”), the Purchaser merged with and into the Company (the “Merger”). The Company was the surviving corporation in the Merger and continues to exist as a direct, wholly owned subsidiary of the Parent. At the effective time of the Merger, each Share outstanding immediately prior to such effective time (other than Shares owned by the Parent, the Purchaser or the Company, all of which were canceled and ceased to exist, and any Shares held by stockholders who validly exercise appraisal rights under the DGCL) was, by virtue of the Merger and without any action on the part of the holders thereof, converted into the right to receive $24.25 in cash per Share (the “Merger Consideration”). Stockholders of the Company immediately prior to the Merger ceased to have any rights as such other than the right to receive the Merger Consideration. Pursuant to an Equity Commitment Letter described under Item 1.01 of the Company’s Current Report on Form 8-K filed on March 3, 2011, Ares Corporate Opportunities Fund III, L.P., an affiliate of the Parent and the Purchaser, provided the Purchaser with the funds necessary to pay the aggregate Merger Consideration.

As a result of the Merger, the Company no longer fulfills certain continued listing requirements and standards for primary equity securities contained in Rule 5450 of the NASDAQ Global Market (“Nasdaq”). On April 4, 2011, in connection with the Merger, the Company notified Nasdaq of such noncompliance and requested removal of the Common Stock from listing on Nasdaq. The Company also requested that Nasdaq file a delisting notification with the Commission to delist and deregister the Common Stock. The Company also intends to file with the Commission a Form 15 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), relating to the Shares, which would terminate and suspend the Company’s reporting obligations under Sections 13 and 15(d) of the Exchange Act, respectively.

Item 3.03.	Material Modification to the Rights of Security Holders.

The information set forth under Item 3.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.03.

Item 5.01.	Changes in Control of Registrant.

The information set forth under Item 3.01 of this Current Report on Form 8-K is incorporated by reference into this Item 5.01.

Item 5.02.	Departure of Directors or Certain Officers; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 4, 2011, pursuant to the terms of the Merger Agreement, the directors of the Purchaser immediately prior to the effective time of the Merger became the directors of the Company. The new directors of the Company following consummation of the Merger are Matthew Cwiertnia and Daniel Lukas. Pursuant to the Merger Agreement, John J. Devine, Jacques S. Gansler, John Hillen, Ronald C. Jones, Damian Perl, Eric S. Rangen and Thomas R. Wilson resigned from their positions as directors of the Company and from all committees of the board of directors of the Company on which they served.

The other information required by Item 5.02 of Form 8-K is contained in the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Commission on March 7, 2011, including the Information Statement comprising Annex I thereto, and such information is incorporated by reference herein.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

In connection with the Merger, on April 4, 2011 the Company’s certificate of incorporation and bylaws were amended and restated. The changes to the Company’s certificate of incorporation and bylaws relate to and are consistent with the Company’s becoming a wholly owned subsidiary of the Parent and its ceasing to be a public reporting company. In addition, the Company changed its name to Sotera Defense Solutions, Inc.

The Company’s certificate of incorporation and bylaws as in effect following the Merger are filed as Exhibits 3.1 and 3.2, respectively, to this Current Report on Form 8-K and are incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

3.1	Restated Certificate of Incorporation

3.2	Bylaws

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOTERA DEFENSE SOLUTIONS, INC.

Date: April 4, 2011

/s/ John Hillen
John Hillen, President and Chief Executive Officer